                                                                   Exhibit 10(a)



                                 October 12, 1999

Dr. Benjamin Safirstein
237 South Mountain Avenue
Montclair, NJ 07042

         RE:  Consulting Relationship with Oxford Health Plans, Inc.

Dear Ben:

         This letter serves to amend that certain letter agreement dated as of July 24, 1998 (the "Letter Agreement") between you and Oxford Health Plans, Inc. (the "Company"). Pursuant to Section 4(c) of the Letter Agreement, the Company agreed to retain you as a consultant for a period of one year following your Employment Termination Date (as defined in the Letter Agreement). In consideration of your continued services to the Company and representation on the Company's Board of Directors, the Company hereby offers to continue your consulting relationship until such time as you cease to act as a member of the Company's Board of Directors. Accordingly, the Company hereby offers to add a new Section 4(g) to the Letter Agreement, effective as of July 31, 1999, as follows:

                  "(g) Commencing July 31, 1999, the Company hereby retains you as a Consultant to the Company until such time as you cease to act as a member of the Company's Board of Directors (the "Additional Consulting Period"). During the Additional Consulting Period, you agree to be reasonably available for consultation with the Company by telephone or in person at the Company's offices in New York City or other offices in New York City as necessary. The performance of your consulting services shall be scheduled on reasonable notice and in such a manner so as not to interfere with your other business activities, and so as not to present any conflict of interest with your other business activities, it being expressly understood that you are permitted, notwithstanding these consulting obligations, to secure full-time employment elsewhere. During the Additional Consulting Period, the Company shall pay you a per diem rate for your consulting services, to be determined by the Company, for any days on which consulting services are performed by you. In addition, during the Additional Consulting Period, your Options shall continue to vest and remain exercisable in accordance with their terms. Notwithstanding anything to the contrary in this paragraph, either party hereto may terminate your consulting arrangement and the Additional Consulting Period hereunder upon ninety (90) days prior notice."


         The provisions of the Letter Agreement shall not affect the compensation or benefits that you otherwise receive in your capacity as a member of the Company's Board of Directors. Aside from the amendment provided hereby, all other provisions of the Letter Agreement shall remain unchanged and unaffected by this amendment. Please note that the provisions of Section 4(d) of the Letter Agreement which provided for the continuation of certain welfare benefits will not apply during the Additional Consulting Period. If this presents a hardship, please feel free to contact me.

         This amendment shall be binding on the Company and its successors and assigns. Please confirm your acceptance of this amendment by returning to me the enclosed copy of this letter, signed where indicated.

                                    Very truly yours,

                                    OXFORD HEALTH PLANS, INC.



                                    BY: /s/ JEFFERY H. BOYD
                                       -----------------------------------------
                                       Jeffery H. Boyd, Executive Vice President
                                       and General Counsel

Accepted and Agreed:


/s/ BENJAMIN SAFIRSTEIN, M.D.
-----------------------------------------
Dr. Benjamin Safirstein

               10/14/99
-----------------------------------------
Date


                                      -2-